                                                                    EXHIBIT 99.1

[KELLOGG'S LOGO]

                           Kellogg Company News

                           FOR RELEASE:     November 3, 2003
                           MEDIA/ANALYST    John P. Renwick, CFA  (269) 961-6365
                           CONTACTS:        Simon D. Burton, CFA  (269) 961-6636



                STRONG SALES BOOST KELLOGG'S EARNINGS AND OUTLOOK


         BATTLE CREEK, MICH. -- Kellogg Company (NYSE: K) today reported that strong net sales growth drove a substantial earnings gain in the third quarter of 2003, even after significant reinvestment for future growth. This business momentum prompted the Company to raise its full-year earnings guidance.

         Reported net earnings were $231.3 million, or $0.56 per diluted share, compared to the year-ago period's $203.5 million, or $0.49 per share. This represents earnings per share growth of 14% year-over-year. Through the first nine months, reported net earnings increased by 13% to $599.1 million, or $1.46 per share, compared to year-earlier earnings of $529.9 million, or $1.29 per share. Excluding $0.02 of favorable legal settlements in 2002's first quarter, EPS growth during the first nine months of 2003 was 15%.

         "Our momentum continued into the third quarter of 2003, as we posted record sales, operating income, earnings per share and cash flow," said Carlos Gutierrez, Kellogg's chairman and chief executive officer. "Importantly, we also were able to make significant investments in our brands and absorb costs related to productivity initiatives that will drive the business in 2004 and beyond."

         Net sales in the third quarter increased by 6.8%, to $2.28 billion. Foreign currency translation contributed 2.7 percentage points to the sales growth, and a small divestiture, completed at the beginning of 2003, reduced growth by about 0.4 percentage point. Excluding the effect of currency translation and this divestiture, Kellogg's internal sales growth was 4.5%. This internal growth rate was higher than that recorded during the first half of the year, and it compared against a notably strong year-earlier rate of 5.6%.




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         This sales growth was broad-based, with all major geographic areas posting solid gains. Kellogg USA's internal net sales growth exceeded 3%, as a decline in cookies sales was more than offset by gains in cereal, wholesome snacks, and other products. U.S. Retail Cereal sales increased 11%, as new products and effective advertising and consumer promotions enabled us to grow on top of a difficult comparison of 6% growth in the year-ago period. Despite growth in wholesome snacks and crackers, our U.S. Snacks business posted an internal sales decline of 4% as a result of continued weak cookie sales, the elimination of numerous products (stock-keeping units), and the discontinuation of a major custom-manufacturing account. The U.S. All Other businesses collectively posted 3% internal net sales growth in the quarter, led by Pop-Tarts toaster pastries.

         Kellogg International again posted excellent results with an increase in net sales of approximately 15%, or almost 7% in local currencies. This gain resulted from continued execution of the Company's Volume to Value strategy, which featured increased brand building and innovation, and drove an improvement in mix. The Company's European business posted currency-adjusted sales growth of almost 4% as the region's largest market, the U.K., again achieved strong sales growth and share gains as a result of marketing initiatives and new product introductions. Elsewhere in Europe, the Company posted notable internal growth in France, Spain, and Italy. In Latin America, the Company reported sales growth of approximately 10%, or almost 17% on a currency-neutral basis. This was led by significant internal sales growth in the Mexican business, where both the cereal and snacks segments were very strong. The other segment of Kellogg International, comprised of Australia, Canada, and Asia, collectively posted local-currency sales growth of approximately 5%.

         "Kellogg International and U.S. Cereal performed impressively, as they both featured strong top-line growth on top of year-ago gains, and were driven the right way -- through brand building and innovation," commented Mr. Gutierrez. "While the cookies segment of our U.S. Snacks business was soft, we were able to generate double-digit growth in wholesome snacks."

         Driven by the increase in sales, operating profit in the quarter grew by approximately 4%, to $431 million. Kellogg's gross profit margin decreased by a slight 20 basis points, due to asset




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write-offs and other costs related to ongoing capacity rationalization and productivity initiatives. Obscured by these costs, was the impact of operating leverage, favorable mix, and productivity savings, which more than offset the effect of higher commodity, energy, and benefits costs. The Company also continued to invest in its brands, with advertising and consumer promotion rising at a double-digit rate over the year-earlier quarter.

         "Key to sustaining our top- and bottom-line growth is improving our underlying profitability and reinvesting in our brands," said Mr. Gutierrez. "During the third quarter, our profitability was strong enough that we could invest significantly in brand building, absorb up-front costs related to productivity initiatives, and still post solid earnings growth."

         Cash flow, defined as cash from operating activities less capital expenditure, was $470 million in the quarter, which represented a 3% increase over the strong comparable growth of 26% posted in the third quarter of last year. Working capital efficiency improved as a percentage of rolling twelve-month sales for the ninth consecutive quarter. The Company paid down approximately $200 million of debt during the quarter.

         Mr. Gutierrez said, "It is cash flow that improves our financial flexibility and creates value for share owners. This quarter we posted records for cash flow and working capital as a percentage of sales. Our entire organization is focused on `managing for cash', and our better-than-expected cash flow this year is a result of our employees' great work."

              KELLOGG RAISES 2003 GUIDANCE AND OFFERS 2004 PREVIEW

         Based on its strong year-to-date results and expectations for continued momentum, Kellogg moved its full-year 2003 earnings per share guidance to $1.89-1.91, from its previous range of $1.88-1.90. The Company stated that its fourth quarter should feature mid-single-digit net sales growth and substantial reinvestment in the business, including a double-digit increase in brand building and additional up-front expenses related to cost-savings projects.

         Kellogg also gave preliminary indications for 2004, forecasting earnings per share of $2.05-2.09, in line with its ongoing target of high single-digit growth. The Company projects low single-



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digit net sales growth, before currency translation or the benefit of an extra shipping week in the fourth quarter. Operating leverage, mix, productivity savings, and cost control should again allow the Company to overcome significantly higher benefits expense and commodity costs, while continuing to fund strong investment in brand building and absorb costs related to productivity initiatives.

         Mr. Gutierrez concluded, "The third quarter provided further evidence that there is good momentum in our business, and that we are reinvesting for sustained growth in 2004. We are running our Company for many years of steady, dependable growth."

                              ABOUT KELLOGG COMPANY
With 2002 sales of $8.3 billion, Kellogg Company is the world's leading producer of cereal and a leading manufacturer of convenience foods such as cereal bars, frozen waffles, toaster pastries, cookies, and crackers. The Company also produces natural and vegetarian foods. Founded in 1906 and dedicated to providing nutritious, good-tasting foods, Kellogg has manufacturing facilities in 18 countries and its products are sold in more than 180 countries. Kellogg brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Nutri-Grain, Cheez-It, Morningstar Farms, and Kashi. For more information, or for any non-GAAP financial information provided in response to questions asked during today's conference call, please visit Kellogg's web site at www.kelloggcompany.com.

                      FORWARD-LOOKING STATEMENTS DISCLOSURE
         This news release contains forward-looking statements related to business performance, cash flow, costs, sales, investments, brand building, productivity, momentum, profitability, earnings, financial flexibility, and growth. Actual performance may differ materially from these statements due to factors related to the Keebler acquisition, unanticipated liabilities, and the substantial amount of indebtedness incurred to finance the acquisition (which could, among other things, hinder the Company's ability to adjust rapidly, make the Company more vulnerable to a downturn, and place the Company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; pricing and promotional spending; the effectiveness of marketing spending and programs; the success of productivity improvements and business transitions; the success of innovation and new product


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introductions; the recoverability of the carrying amount of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency translations or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.





















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KELLOGG COMPANY AND SUBSIDIARIES
CONSOLIDATED EARNINGS
(millions, except per share data)


=======================================================================================================
                                                                          YEAR-TO-DATE    YEAR-TO-DATE
                                         QUARTER ENDED   QUARTER ENDED    PERIOD ENDED    PERIOD ENDED
                                           SEPT. 27,       SEPT. 28,        SEPT. 27,       SEPT. 28,
(Results are unaudited)                      2003            2002             2003            2002
=======================================================================================================
NET SALES                                 $   2,281.6     $   2,136.5     $   6,676.5     $   6,323.4

COST OF GOODS SOLD                            1,247.6         1,163.4         3,710.8         3,502.1
SELLING AND ADMINISTRATIVE EXPENSE              603.2           558.3         1,773.4         1,707.0
                                          -----------     -----------     -----------     -----------

OPERATING PROFIT                                430.8           414.8         1,192.3         1,114.3

INTEREST EXPENSE                                 87.0           102.2           268.5           297.2
OTHER INCOME (EXPENSE), NET                       7.6             8.1             2.2            24.5
                                          -----------     -----------     -----------     -----------

EARNINGS BEFORE INCOME TAXES                    351.4           320.7           926.0           841.6
INCOME TAXES                                    120.1           117.2           326.9           311.7
                                          -----------     -----------     -----------     -----------


NET EARNINGS                              $     231.3     $     203.5     $     599.1     $     529.9
                                          ===========     ===========     ===========     ===========

NET EARNINGS PER SHARE:
      BASIC                               $       .57     $       .50     $      1.47     $      1.30
      DILUTED                             $       .56     $       .49     $      1.46     $      1.29

DIVIDENDS PER SHARE                       $     .2525     $     .2525     $     .7575     $     .7575
                                          ===========     ===========     ===========     ===========

AVERAGE SHARES OUTSTANDING:
      BASIC                                     408.3           409.4           407.6           408.6
                                          ===========     ===========     ===========     ===========
      DILUTED                                   410.9           412.0           410.0           411.4
                                          ===========     ===========     ===========     ===========

ACTUAL SHARES OUTSTANDING AT PERIOD END                                         408.2           407.8
                                                                          ===========     ===========

=====================================================================================================


OTHER INCOME (EXPENSE), NET INCLUDES NON-OPERATING ITEMS SUCH AS INTEREST INCOME, FOREIGN EXCHANGE GAINS AND LOSSES, CHARITABLE DONATIONS, AND GAINS ON ASSET SALES. OTHER INCOME (EXPENSE), NET FOR 2002, INCLUDES A $16.5 CREDIT ($10.2 AFTER TAX OR $.02 PER SHARE) RECOGNIZED DURING THE FIRST QUARTER, RELATED TO FAVORABLE LEGAL SETTLEMENTS.



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KELLOGG COMPANY AND SUBSIDIARIES
SELECTED OPERATING SEGMENT DATA
(millions)


=============================================================================================================
                                                                                YEAR-TO-DATE     YEAR-TO-DATE
                                             QUARTER ENDED    QUARTER ENDED     PERIOD ENDED     PERIOD ENDED
                                               SEPT. 27,         SEPT. 28,        SEPT. 27,       SEPT. 28,
(Results are unaudited)                          2003              2002             2003             2002
=============================================================================================================
NET SALES
           United States                        $1,442.5         $1,405.4         $4,294.6         $4,231.6
           Europe                                  451.1            393.6          1,308.5          1,102.1
           Latin America                           176.1            160.5            482.1            480.6
           All other operating segments*           211.9            177.0            591.3            509.1
           Corporate                                   -                -                -                -
                                                --------         --------         --------         --------
           Consolidated                         $2,281.6         $2,136.5         $6,676.5         $6,323.4
                                                ========         ========         ========         ========

                                                                                                   --------

SEGMENT OPERATING PROFIT
           United States                        $  290.7         $  282.6         $  798.9         $  787.6
           Europe                                   86.8             76.8            227.6            189.5
           Latin America                            44.8             44.6            130.9            128.8
           All other operating segments*            38.6             27.7            111.3             68.7
           Corporate                               (30.1)           (16.9)           (76.4)           (60.3)
                                                --------         --------         --------         --------
           Consolidated                         $  430.8         $  414.8         $1,192.3         $1,114.3
                                                ========         ========         ========         ========



         * INCLUDES CANADA, AUSTRALIA, AND ASIA.



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KELLOGG COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)


==============================================================================================
                                                              YEAR-TO-DATE        YEAR-TO-DATE
                                                              PERIOD ENDED        PERIOD ENDED
                                                                SEPT. 27,           SEPT. 28,
 (unaudited)                                                      2003                2002
==============================================================================================
OPERATING ACTIVITIES
Net earnings                                                    $  599.1            $  529.9
Adjustments to reconcile net earnings to
operating cash flows:
  Depreciation and amortization                                    272.0               260.4
  Deferred income taxes                                             57.5                43.8
  Other                                                             59.9                45.0
Postretirement benefit plan contributions                          (59.9)              (58.0)
Changes in operating assets and liabilities                         54.4               249.4
                                                                --------            --------

NET CASH PROVIDED BY OPERATING ACTIVITIES                          983.0             1,070.5
                                                                --------            --------


INVESTING ACTIVITIES
Additions to properties                                           (121.2)             (136.0)
Acquisitions of businesses                                             -                (2.2)
Dispositions of businesses                                          14.0                61.0
Other                                                                8.3                (1.9)
                                                                --------            --------

NET CASH USED IN INVESTING ACTIVITIES                              (98.9)              (79.1)
                                                                --------            --------

FINANCING ACTIVITIES
Net issuances (reductions) of notes payable                       (135.0)              (94.5)
Issuances of long-term debt                                        498.1                   -
Reductions of long-term debt                                      (710.9)             (356.6)
Net issuances of common stock                                       80.4                91.4
Common stock repurchases                                           (76.3)              (82.8)
Cash dividends                                                    (308.8)             (310.0)
                                                                --------            --------

NET CASH USED IN FINANCING ACTIVITIES                             (652.5)             (752.5)
                                                                --------            --------

Effect of exchange rate changes on cash                              9.7                (9.5)
                                                                --------            --------

Increase in cash and cash equivalents                              241.3               229.4
Cash and cash equivalents at beginning of period                   100.6               231.8
                                                                --------            --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $  341.9            $  461.2
                                                                ========            ========

SUPPLEMENTAL FINANCIAL DATA:

Cash Flow (operating cash flow less property additions)*        $  861.8            $  934.5
                                                                ========            ========



* We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.



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KELLOGG COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET



===============================================================================
(millions, except per share data)                    SEPT. 27,    December 28,
                                                       2003          2002
                                                    (unaudited)        *
===============================================================================
CURRENT ASSETS
Cash and cash equivalents                            $   341.9    $   100.6
Accounts receivable, net                                 842.4        741.0
Inventories:
    Raw materials and supplies                           183.6        172.2
    Finished goods and materials in process              401.4        431.0
Other current assets                                     283.2        318.6
                                                     ---------    ---------

TOTAL CURRENT ASSETS                                   2,052.5      1,763.4
PROPERTY, net of accumulated depreciation
  of $3,337.0 and $3,012.4                             2,716.4      2,840.2
GOODWILL                                               3,102.6      3,106.6
OTHER INTANGIBLES, net of accumulated amortization
  of $21.7 and $20.6                                   2,025.6      2,026.0
OTHER ASSETS                                             491.5        483.1
                                                     ---------    ---------

TOTAL ASSETS                                         $10,388.6    $10,219.3
                                                     =========    =========
CURRENT LIABILITIES
Current maturities of long-term debt                 $   577.8    $   776.4
Notes payable                                            285.9        420.9
Accounts payable                                         623.6        619.0
Accrued advertising and promotion                        371.2        309.0
Other current liabilities                                956.1        889.6
                                                     ---------    ---------

TOTAL CURRENT LIABILITIES                              2,814.6      3,014.9

LONG-TERM DEBT                                         4,518.4      4,519.4
DEFERRED INCOME TAXES                                  1,000.4        986.4
PENSION BENEFITS                                         351.0        334.5
NONPENSION POSTRETIREMENT BENEFITS                       337.8        329.6
OTHER LIABILITIES                                        148.7        139.4

SHAREHOLDERS' EQUITY
Common stock, $.25 par value                             103.8        103.8
Capital in excess of par value                            25.3         49.9
Retained earnings                                      2,163.3      1,873.0
Treasury stock, at cost                                 (254.1)      (278.2)
Accumulated other comprehensive income (loss)           (820.6)      (853.4)
                                                     ---------    ---------

TOTAL SHAREHOLDERS' EQUITY                             1,217.7        895.1
                                                     ---------    ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $10,388.6    $10,219.3
                                                     =========    =========


* Condensed from audited financial statements.



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